SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 1)

                         United Financial Holdings, Inc.
                       -----------------------------------
                                (Name of Issuer)

                                  Common Stock
                       -----------------------------------
                         (Title of Class of Securities)

                                  91032K 10 6
                       -----------------------------------
                                 (CUSIP Number)

                                December 31, 1999
                       -----------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                      (   )     Rule 13d-1(b)

                      (   )     Rule 13d-1(c)

                      ( X )     Rule 13d-1(d)

CUSIP No. 91032K 10 6                                               Page 2 of 3


--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON

                                             John B. Wier, Jr.

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  (   )
                                                              (b)  (   )

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
--------------------------------------------------------------------------------
                      |  5    SOLE VOTING POWER
        NUMBER OF     |                                                 24,165
          SHARES      |  6    SHARED VOTING POWER
       BENEFICIALLY   |                                                268,202
         OWNED BY     |  7    SOLE DISPOSITIVE POWER
           EACH       |                                                 24,165
        REPORTING     |  8    SHARED DISPOSITIVE POWER
          PERSON      |                                                268,202
           WITH       |
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                          292,367
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES CERTAIN
               SHARES*

--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                           6.9%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

--------------------------------------------------------------------------------





                      *SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 91032K 10 6                                               Page 3 of 3


This Amendment No. 1 to Schedule 13G, as amended, is being filed on behalf of John B. Wier, Jr. (the "Reporting Person") relating to the common stock (the "Common Stock") of United Financial Holdings, Inc., a Florida corporation (the "Issuer"). The terms defined in the original Schedule 13G, as amended, shall have the same meaning when used herein. This Amendment is being filed pursuant to Rule 13d-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934 as amended. Only those items reported herein are amended. All other items remain unchanged.


Item 4.      Ownership

             (a) Amount Beneficially Owned (describe): Of the 292,367 shares reported pursuant to this Schedule 13G; 195,165 shares are currently held in a trust for which the Reporting Person and his spouse serve as co-trustees; 24,165 shares subjected to options currently exercisable; and 73,037 shares are owned directly by the Reporting Person and his spouse as joint tenants with right of survivorship.

             (b) Percent of Class: 6.9%, based on the 4,192,771 outstanding shares reported on the most recently filed Form 10-Q filed November 15, 1999.

             (c)    Number of shares as to which such person has:

                    (i)      Sole power to vote or to direct the vote:  24,165
                    (ii)     Shared power to vote or to direct the vote: 268,202
                    (iii)    Sole power to dispose or to direct the
                             disposition of:  24,165
                    (iv) Shared power to dispose or to direct the disposition of: 268,202





                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   Dated:  February 8, 2000

                                                     /s/ John B. Wier, Jr.
                                                   ---------------------------
                                                          Signature


                                                       John B. Wier, Jr.
                                                   ---------------------------

TPA1 #1014345 v1